Exhibit 99.1

Unaudited Pro Forma Condensed Combined Statement of Operations of TRI Pointe Homes, Inc. and Weyerhaeuser Real Estate Company

The following presents unaudited pro forma condensed combined statement of operations based upon the combined historical financial statements of WRECO and TRI Pointe, after giving effect to the Transactions between WRECO and TRI Pointe and adjustments described in the accompanying notes. Capitalized terms used herein are defined below under the caption “Helpful Definitions.”

The Transactions are accounted for as a reverse acquisition under the acquisition method of accounting, which requires determination of the accounting acquirer. The accounting guidance for business combinations, Accounting Standards Codification 805, Business Combinations (“ASC 805”), provides that in identifying the acquiring entity in a combination effected through an exchange of equity interests, all pertinent facts and circumstances must be considered, including the following:

•

The relative voting interests of TRI Pointe after the consummation of the Transactions. Weyerhaeuser shareholders received approximately 79.6% of the equity ownership and associated voting rights in TRI Pointe after the consummation of the Transactions.

•

The size of the combining companies in the Transactions. The relative sizes are measured in terms of assets, revenues, net income and other applicable metrics. WRECO would represent 73%, 83% and 97%, and TRI Pointe would represent 27%, 17% and 3%, of the combined assets, revenues and net income, respectively, as of or for the year ended December 31, 2013, as applicable.

•

The composition of the governing body of TRI Pointe after the consummation of the Transactions. TRI Pointe’s board of directors following the consummation of the Transactions was comprised of five directors selected by TRI Pointe and four directors selected by Weyerhaeuser. However, the composition of the TRI Pointe board of directors can be changed at a stockholders’ meeting.

•

The composition of senior management of TRI Pointe after the consummation of the Transactions. TRI Pointe’s senior management following the Merger was the same as TRI Pointe’s management team immediately prior to the Merger. However, senior management can be changed by the board of directors of TRI Pointe.

Based on the foregoing analysis, WRECO is considered the accounting acquirer in the Transactions. The historical consolidated financial statements for all periods prior to the consummation of the Transactions will only reflect the historical consolidated financial statements of WRECO. Purchase accounting will apply to the assets and liabilities of TRI Pointe.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014 reflects the Transactions as if they were consummated on January 1, 2014, the beginning of the earliest period presented.

The unaudited pro forma condensed combined statement of operations should be read in conjunction with (1) the unaudited financial information and audited consolidated historical financial statements of TRI Pointe and the notes thereto, which are included in TRI Pointe’s Annual Report on Form 10-K for the year ended December 31, 2014 (filed with the SEC on March 12, 2015); (2) the unaudited and audited consolidated historical financial statements of WRECO and the notes thereto, which are included in TRI Pointe’s Registration Statement on Form S-4 (Registration No. 333-193248) (declared effective by the SEC on May 22, 2014); and (3) the disclosures contained in each company’s Management’s Discussion and Analysis of Financial Condition and Results of Operations in such aforementioned filings with the SEC. Additional information about the basis of presentation of this information is provided in Note 1. Basis of Presentation below.

The unaudited pro forma condensed combined statement of operations was prepared in accordance with Article 11 of Regulation S-X. As the Transactions have been reflected in the balance sheet included in the most recently filed Form 10-K of TRI Pointe on March 12, 2015, a pro forma balance sheet as of December 31, 2014 is not required. The unaudited pro forma adjustments reflecting the consummation of the Transactions have been prepared in accordance with business combination accounting guidance as provided in ASC 805, using the assumptions set forth in the notes to the unaudited pro forma condensed combined statement of operations.

The unaudited pro forma condensed combined financial information is provided for informational purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Transactions had been completed as of the dates set forth above, nor is it indicative of the future results or financial position of the combined company.

The unaudited pro forma condensed combined statement of operations also does not give effect to the potential impact of current financial conditions, any anticipated synergies, operating efficiencies or cost savings that may result from the Transactions or any integration costs. Furthermore, the unaudited pro forma condensed combined statement of operations does not include certain nonrecurring charges and the related tax effects which result directly from the Transactions as described in the notes to the unaudited pro forma condensed combined statement of operations.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2014

(in thousands, except per share amounts)

		a
	Historical Consolidated TRI Pointe Homes, Inc. as Reported(1)	Standalone TRI Pointe Homes, Inc. Prior to the Merger(2)	Excluded Operations (3)	Combined	Pro Forma Adjustments	Notes	Pro Forma Combined
Revenues
Home sales	$1,646,274	$162,051	$—	$1,808,325	$—		$1,808,325
Land and lot sales	47,660	—	—	47,660	—		47,660
Other operations	9,682	56	—	9,738	—		9,738

Total revenue	1,703,616	162,107	—	1,865,723	—		1,865,723

Expenses:
Cost of home sales	1,316,470	124,752	—	1,441,222	2,664	(a)	1,435,312,
					(8,574)	(b)
Cost of land and lot sales	37,560	—	(999)	36,561	—	(c)	36,561
Other operations	3,324	—	—	3,324	—		3,324
Impairments and lot option abandonments	2,515	—	—	2,515	—		2,515
Sales and marketing	103,600	5,597	—	109,197	—		109,197
General and administrative	82,373	14,739	—	97,112	—		97,112
Restructuring charges	10,543	—	—	10,543	—		10,543

Total expenses	1,556,385	145,088	(999)	1,700,474	(5,910)		1,694,564

Income from operations	147,231	17,019	999	165,249	5,910		171,159
Equity in income (loss) of unconsolidated entities	(288)	—	—	(288)	—		(288)
Other income (expense), net	(18,979)	(7,518)	—	(26,497)	25,527	(d)	1,761
					2,731	(a)

Income before income taxes	127,964	9,501	999	138,464	34,168		172,632
Provision for income taxes	(43,767)	(3,990)	(380)	(48,137)	(12,983)	(e)	(61,120)

Net income	$84,197	$5,511	$619	$90,327	$21,185		$111,512

Income per common share
Basic	$0.58	$0.17					$0.68
Diluted	$0.58	$0.17					$0.68
Weighted average shares
Basic	145,044	31,623					161,337
Diluted	145,531	31,697					161,837

(1)	Represents the consolidated company results as reported on Form 10-K filed with the SEC on March 12, 2015.
(2)	Represents the standalone results for TRI Pointe Homes, Inc. from the period of January 1, 2014 through July 7, 2014 (Closing Date).
(3)	Excluded operations consist of Coyote Springs.

The accompanying notes are an integral part of, and should be read together with, this unaudited pro forma condensed combined statement of operations.

Notes to Unaudited Pro Forma Condensed Combined Statement of Operations

1. Basis of Presentation

The historical consolidated statement of operations have been adjusted to give pro forma effect to events that are (i) directly attributable to the Transactions, (ii) factually supportable and (iii) expected to have a continuing impact on the combined results. The pro forma adjustments have been prepared to illustrate the estimated effect of the Transactions and certain other adjustments. As the most recently filed audited balance sheet as of December 31, 2014 reflects the Transactions, a pro forma balance sheet is not required.

The historical results are derived from TRI Pointe’s audited consolidated statement of operations for the year ended December 31, 2014 as reported on Form 10-K filed with the SEC on March 12, 2015.  These results are comprised of WRECO’s historical results as the accounting acquirer and TRI Pointe results from July 7, 2014 (“Closing Date”) forward.  Additionally, TRI Pointe’s standalone results prior to the Merger are derived from TRI Pointe’s unaudited consolidated statement of operations from January 1, 2014 through the Closing Date.

The denominator used to calculate pro forma combined basic earnings per common share was the total outstanding shares as of December 31, 2014.  The denominator used to calculate pro forma combined diluted earnings per common share was derived from the shares used to calculate basic earnings per common share plus 500,000 shares attributable to the dilutive effect of outstanding equity awards.

Significant Accounting Policies

The accounting policies used in the preparation of this unaudited pro forma condensed combined financial information are those set forth in WRECO’s and TRI Pointe’s audited consolidated financial statements as of December 31, 2014. TRI Pointe’s management has determined that no material adjustments are necessary to conform TRI Pointe’s financial statements to the accounting policies used by WRECO in the preparation of the unaudited pro forma condensed combined financial information. Certain reclassification adjustments have been made in the unaudited pro forma condensed combined financial statements to conform TRI Pointe’s historical basis of presentation to that of WRECO.

Description of Transactions

On November 4, 2013, TRI Pointe and Weyerhaeuser announced that they, along with WRECO and Merger Sub, had entered into the Transaction Agreement, which provides for the combination of TRI Pointe’s business and the Real Estate Business.

On May 22, 2014, Weyerhaeuser commenced an exchange offer in connection with the Transactions, pursuant to which Weyerhaeuser shareholders had the option to exchange all, some or none of their Weyerhaeuser common shares, par value $1.25 per share, for WRECO common shares, par value $0.04 per share. The exchange offer and withdrawal rights expired at 12:00 midnight, New York City time, on July 2, 2014.

On the date of the Distribution, WRECO incurred the New Debt and used the proceeds thereof to make a cash payment to WNR, a subsidiary of Weyerhaeuser. Weyerhaeuser then caused the REB Transfers to occur. Following the REB Transfers, Weyerhaeuser caused WNR to distribute all of the issued and outstanding WRECO common shares to Weyerhaeuser in the WRECO Spin. On July 7, 2014, Merger Sub merged with and into WRECO, with WRECO surviving the Merger and becoming a wholly owned subsidiary of TRI Pointe. In the Merger, each issued and outstanding WRECO common share was converted into the right to receive 1.297 fully paid and non-assessable shares of TRI Pointe common stock. On July 7, 2014, WNR paid TRI Pointe an Adjustment Amount of approximately $31.5 million in cash.

In the Merger, TRI Pointe issued 129,700,000 shares of TRI Pointe common stock, excluding shares to be issued on exercise or vesting of equity awards held by WRECO employees that were assumed by TRI Pointe in connection with the Transactions. Based upon the reported closing sale price of $15.85 per share for TRI Pointe common stock on the NYSE on July 7, 2014, the total value of the shares issued by TRI Pointe and the amount of cash received by WNR, a subsidiary of Weyerhaeuser, in the Transactions, including from the proceeds of the New Debt (which was assumed by TRI Pointe and is guaranteed by TRI Pointe’s material wholly owned subsidiaries, including WRECO and its material wholly owned subsidiaries, subject to certain exceptions) as discussed below but not including any Adjustment Amount, was approximately $2.8 billion.

Upon the consummation of the Transactions, equity awards in Weyerhaeuser common shares held by WRECO employees were converted into 2.1107 equity awards of TRI Pointe common stock. As of July 7, 2014, there were 1,125,589 unvested and 819,885 vested equity awards in Weyerhaeuser common shares held by WRECO employees that were converted into 726,856 unvested TRI Pointe restricted stock units and 1,648,925 unvested and 1,730,531 vested options exercisable for shares of TRI Pointe common stock. Significant assumptions used in the measurement of fair value of the replacement options included expected terms, volatility, annual discount rate and the risk free rate.

After the consummation of the Merger, TRI Pointe owns and operates the Real Estate Business through WRECO, which is a TRI Pointe wholly owned subsidiary, and also continues its pre-Merger businesses. TRI Pointe common stock, including the shares issued in the Merger, is listed on the NYSE under TRI Pointe’s current trading symbol “TPH.”

2. Notes to Unaudited Pro Forma Condensed Combined Statements of Operations

(a)

Reflects the incremental increase to cost of home sales and change to interest expense related to the issuance of the New Debt. The higher interest rate on the New Debt compared to the debt payable by WRECO to Weyerhaeuser increased the amount of interest available for capitalization by approximately $10.1 million on a pro forma basis for the year ended December 31, 2014. The amount of qualifying assets of the combined company is greater than the pro forma debt balance, resulting in 100% interest capitalization, which decreased interest expense by $2.7 million on a pro forma basis for the year ended December 31, 2014. The additional capitalized interest resulted in an increase of pro forma interest amortized to cost of home sales by $2.7 million for the year ended December 31, 2014. The pro forma increase to cost of home sales was based on the historical amortization of interest to cost of homes sales as a percentage of total capitalized interest for the combined company of 21% for the year ended December 31, 2014. Refer to Note 3. Financing Arrangements for further details related to interest on the New Debt.

(b)	Represents the decrease in cost of home sales due to the decrease in fair value of inventory acquired in the Transactions by approximately $8.6 million for the year ended December 31, 2014.
(c)

Represents the elimination of costs related to WRECO’s interest in Coyote Springs, which was retained by Weyerhaeuser. Pro forma cost of land and lot sales of $1.0 million for the year ended December 31, 2014 relate to a property that was not transferred to TRI Pointe in the Transactions.

(d)

Represents the elimination of previously recognized nonrecurring transaction costs of $25.5 million recorded in the year ended December 31, 2014, related to underwriting, legal and other advisory fees associated with the Transactions.

(e)

Represents the adjustment to income tax expense as a result of the tax impact on the pro forma adjustments and excluded operations based on an estimated effective tax rate of 38% (dollars in thousands):

For the year ended December 31, 2014
Total

Pro forma adjustments	$35,167
Tax rate	38%

Tax impact	$(13,363)

3. Financing Arrangements

On June 13, 2014, WRECO completed the sale of $450 million principal amount of its 4.375% Senior Notes due 2019 and $450 million principal amount of its 5.875% Senior Notes due 2014, which were assumed by TRI Pointe in connection with the consummation of the Transactions.

Below is a table that sets forth the amount of the New Debt and the calculation of pro forma interest expense for the periods presented:

(Dollars in thousands)
	Assumed Interest Rate	Balance Outstanding	Pro Forma Interest[1] Incurred for the year ended December 31, 2014
4.375% Senior Notes due 2019	4.375%	$450,000	$19,688
5.875% Senior Notes due 2024	5.875%	$450,000	$26,438

1 Does not include the amortization of any bond discount or deferred financing costs.

Helpful Definitions

“Adjustment Amount” means an Adjustment Amount of approximately $31.5 million paid in cash by WNR to TRI Pointe in connection with the consummation of the Transactions, in accordance with the Transaction Agreement;

“Coyote Springs” means the portions of a mixed use master planned community under development located in Clark and Lincoln Counties, Nevada, which, prior to the consummation of the Merger, were owned by Pardee through its wholly owned subsidiary, Pardee Homes of Nevada (“Pardee Nevada”). The Coyote Springs project is approximately 50 miles north of Las Vegas, Nevada and consists of approximately 42,000 acres, of which approximately 30,000 acres can be developed. As of December 31, 2013, Pardee Nevada owned 10,686 lots and controlled 56,413 lots in Coyote Springs. Within Coyote Springs, Pardee Nevada owned land in Clark County zoned or designated for both single-family home development and multi-family development. Pardee Nevada held an option to acquire additional land and lots in Clark and Lincoln Counties. Pardee Nevada also owned property in Clark County occupied by a golf course, which is leased to and operated by a third party, as well as land dedicated to commercial and retail development. Coyote Springs was retained by Weyerhaeuser in connection with the Transactions;

“Debt Securities” means the debt securities, in the aggregate principal amount of the full amount of the New Debt, which were issued and sold by WRECO and subsequently assumed by TRI Pointe;

“Distribution” means the distribution by Weyerhaeuser of the issued and outstanding WRECO common shares to Weyerhaeuser shareholders by way of an exchange offer and, with respect to any WRECO common shares that were not subscribed for in the exchange offer, a pro rata distribution to Weyerhaeuser shareholders whose Weyerhaeuser common shares remained outstanding after the consummation of the exchange offer;

“Exchange Act” means the Securities Exchange Act of 1934, as amended;

“Merger” means the combination of TRI Pointe’s business and the Real Estate Business through the merger of Merger Sub with and into WRECO, with WRECO surviving the merger and becoming a wholly owned subsidiary of TRI Pointe, as contemplated by the Transaction Agreement;

“Merger Sub” means Topaz Acquisition, Inc., a Washington corporation and a wholly owned subsidiary of TRI Pointe;

“New Debt” means the $900 million in aggregate principal amount of debt financing incurred by WRECO upon the consummation of the Transactions in the form of the Debt Securities, which debt was subsequently assumed by TRI Pointe and is guaranteed by TRI Pointe’s material wholly owned subsidiaries, including WRECO and its material wholly owned subsidiaries, subject to certain exceptions;

“NYSE” means the New York Stock Exchange;

“Real Estate Business” means the real estate business of Weyerhaeuser, which business was conducted by WRECO and its subsidiaries and set forth in certain financial statements of WRECO, other than the operations of certain excluded assets;

“REB Transfers” means (i) the transfer of certain assets of Weyerhaeuser and its subsidiaries relating to the Real Estate Business to, and the assumption of certain liabilities of Weyerhaeuser and its subsidiaries relating to the Real Estate Business by, WRECO and its subsidiaries and (ii) the transfer of certain assets of WRECO and its subsidiaries that were excluded from the Transactions to, and the assumption of certain liabilities of WRECO and its subsidiaries that were excluded from the Transactions by, Weyerhaeuser and its subsidiaries (other than WRECO and its subsidiaries), including the assets and liabilities relating to Coyote Springs;

“SEC” means the U.S. Securities and Exchange Commission;

“Securities Act” means the Securities Act of 1933, as amended;

“Transaction Agreement” means the Transaction Agreement, dated as of November 3, 2013, by and among Weyerhaeuser, WRECO, TRI Pointe and Merger Sub;

“Transactions” means the transactions contemplated by the Transaction Agreement, which provide for, among other things, the New Debt, the REB Transfers, the Distribution, the WRECO Spin, the WRECO Stock Split and the Merger;

“TPH LLC” means TRI Pointe Homes, LLC, the entity that was reorganized from a Delaware limited liability company into a Delaware corporation and renamed TRI Pointe Homes, Inc. in connection with its initial public offering;

“TRI Pointe” means TRI Pointe Homes, Inc., a Delaware corporation, and, unless the context otherwise requires, its subsidiaries. For periods prior to September 24, 2010, “TRI Pointe” refers to the entities through which it conducted its business during those periods. For periods from and after September 24, 2010 and prior to January 30, 2013, “TRI Pointe” refers to TPH LLC and, unless the context otherwise requires, its subsidiaries and affiliates;

“TRI Pointe common stock” means the common stock, par value $0.01 per share, of TRI Pointe;

“TRI Pointe stockholders” means the holders of TRI Pointe common stock;

“Weyerhaeuser” means Weyerhaeuser Company, a Washington corporation, and, unless the context otherwise requires, its subsidiaries, other than WRECO and any of its subsidiaries;

“Weyerhaeuser common shares” means the common shares, par value $1.25 per share, of Weyerhaeuser;

“Weyerhaeuser shareholders” means the holders of Weyerhaeuser common shares;

“WNR” means Weyerhaeuser NR Company, a Washington corporation that is a wholly owned subsidiary of Weyerhaeuser and the current direct parent entity of WRECO;

“WRECO” means Weyerhaeuser Real Estate Company, a Washington corporation, and, prior to the consummation of the Transactions, an indirect wholly owned subsidiary of Weyerhaeuser, and, unless the context otherwise requires, its subsidiaries;

“WRECO common shares” means the common shares of WRECO, par value $0.04 per share;

“WRECO Spin” means the distribution by WNR of all of the issued and outstanding WRECO common shares to Weyerhaeuser; and

“WRECO Stock Split” means the stock split effected by WRECO on January 17, 2014 pursuant to which the number of WRECO common shares issued and outstanding was increased to 100,000,000 shares and the par value of each WRECO common share was reduced to $0.04 per share.